Exhibit 3.1

DocuSign Envelope ID: B70C0D93-9E15-4C1A-BBE4-B010FDF02621

Filed in the Office of	Business Number C1556-2002
(signature)	Filing Number 20233115393
Secretary of State State Of Nevada	Filed On 4/10/2023 3:40:00 PM
	Number of Pages 7

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: AiAdvertising, Inc. Entity or Nevada Business Identification Number (NVID): NV20021209011
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series I Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.
	☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Certificate of Designation of Series I Preferred Stock of AiAdvertising, Inc. (Continued on attached pages)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: Gerard Hug 42EEA32C4F8E400... Signature of Officer Date: 4/10/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/15/2022

AIADVERTISING, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES I PREFERRED STOCK

AiAdvertising, Inc. (the “Company”), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Articles of Incorporation of the Company, as amended, it has adopted resolutions (A) authorizing the creation of Series I Preferred Stock of the Company, and (B) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

Section 1. Designation of Series and Sub-Series. The shares of such series shall be designated as the “Series I Preferred Stock”, par value $0.001 per share, and the number of shares initially constituting such series shall be up to three million (3,000,000) shares. The Series I Preferred Stock shall constitute three sub-series, designated as the “Series I (Tranche A) Preferred Stock”, par value $0.001 per share, “Series I (Tranche B) Preferred Stock”, par value $0.001 per share, and “Series I (Tranche C) Preferred Stock”, par value $0.001 per share. Each share of Series I Preferred Stock is convertible into fully paid and non-assessable shares of common stock, par value $0.001 (“Common Stock”) of the Company in accordance with Section 5 below.

Of the 3,000,000 shares constituting the Series I Preferred Stock, 2,300,000 shall constitute Series I (Tranche A) Preferred Stock, 350,000 shall constitute Series I (Tranche B) Preferred Stock, and 350,000 shall constitute Series I (Tranche C) Preferred Stock.

Section 2. Dividends. The holders of outstanding shares of the Series I Preferred Stock shall be entitled to receive dividends pari passu with the holders of Common Stock, except for stock dividends for which adjustments are made pursuant to Sections 5.6 or upon a liquidation, dissolution and winding up of the Company where the holders of Series I Preferred Stock have received payment pursuant to Section 3. Such dividends shall be paid equally to all outstanding shares of Series I Preferred Stock and Common Stock, on an as-converted basis with respect to the Series I Preferred Stock, and shall be in the same form as dividends actually paid on shares of Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series I Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment may be made or any assets distributed to the holders of the Common Stock, such consideration per share as would have been payable had all the shares of Series I Preferred Stock been converted into Common Stock pursuant to Section 5, immediately prior to such liquidation, dissolution or winding up.

Section 4. Voting.

4.1 Voting Generally. The holders of Series I Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series I Preferred Stock held by such holder are then convertible based on the Conversion Ratio as of the record date for determining stockholders entitled to vote (i) on all matters presented to the holders of Common Stock for approval, voting together with the holders of Common Stock as one class, or (ii) whenever the approval or other action of the holders of Series I Preferred Stock is required by applicable law or by the Company’s articles of incorporation, bylaws, or other organizational documents; provided, however that the holders of Series I Preferred Stock shall not be entitled to vote together with the Common Stock with respect to any matter at a meeting of the stockholders of the Company, which under applicable law or the Company’s articles of incorporation, bylaws or other organizational documents requires a separate class vote.

4.2 Special Voting Rights. Without the prior written consent of holders of not less than 50% of the then total outstanding shares of Series I Preferred Stock voting separately as a single class, with one vote per share of Series I Preferred Stock, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Company shall not take, and shall cause its Subsidiaries not to take or consummate, any of the following actions or transactions described in this Section 4.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect):

(a) effect, or enter into any agreement to effect, a Change of Control;

(b) sell, transfer, license, lease, or otherwise dispose of, in any transaction or series of related transactions, any significant assets of the Company or any Subsidiary;

(c) alter, modify, or repeal this Certificate of Designation;

(d) in any manner authorize, create, amend or issue any class or series of capital stock ranking prior to or on parity with the Series I Preferred Stock;

(e) (i) issue or authorize the issuance of any equity securities of the Company’s subsidiaries, other than to the Company or another of the Company’s wholly owned subsidiaries, or (ii) form or create a subsidiary of the Company that is not wholly-owned (directly or indirectly) by the Company; or

(f) enter into any agreement with respect to any of the foregoing.

For purposes of this Section 4.2, a “Change of Control” shall mean (a) any direct or indirect sale, lease, transfer or other disposition or series of sales, leases, transfers or other dispositions of all or substantially all of the assets of the Company; (b) the consummation of any transaction by the Company the result of which is that any “person” or “group” (each within the meaning of Section 13(d) of the Exchange Act), other than any Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting stock of the Company, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Company becomes a subsidiary of another person shall not constitute a Change of Control if, immediately following such transaction, the persons who were beneficial owners of the voting stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, fifty percent (50%) or more of the total voting power of the voting stock of such other person of whom the Company has become a subsidiary; or (c) the adoption by the stockholders of the Company of a plan relating to the liquidation or dissolution of the Company. “Permitted Holder” means any Person who is issued shares of Series I Preferred Stock by the Company and its affiliates.

Section 5. Conversion.

5.1 Conversion Ratio. Subject to and in compliance with the provisions of this Section 5, each share of Series I Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into Four Hundred (400) fully-paid and non-assessable shares of Common Stock, subject to adjustment as provided herein (the “Conversion Ratio”).

5.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series I Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series I Preferred Stock shall be rounded to the nearest whole share.

5.3 Exercise of Conversion Privilege. To exercise its conversion privilege pursuant to Section 5.1, a holder of Series I Preferred Stock shall notify the Company of the number of shares of Series I Preferred Stock being converted, the number of shares of Series I Preferred Stock owned subsequent to the conversion at issue, and surrender the certificate or certificates, if any, representing such shares of Series I Preferred Stock being converted (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) at the principal office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which any certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. Any certificate or certificates for shares of Series I Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. Unless another conversion date is specified in the notice submitted by the holder of Series I Preferred Stock, the date when such written notice is received by the Company, together with the certificate or certificates, if any, representing the shares of Series I Preferred Stock being converted (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) shall be the “Conversion Date.” As promptly as practicable after the Conversion Date for the Series I Preferred Stock being converted, the Company shall issue and deliver to the holder of the shares of Series I Preferred Stock being converted a book entry statement or certificate or certificates as the converting Holder may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series I Preferred Stock and, if required, the furnishing of appropriate endorsements and transfer documents in accordance with the provisions of this Section 5. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series I Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Company shall pay any and all issue, documentary, stamp, transfer, and other similar taxes that may be payable in respect of any issue or delivery of Common Stock on conversion of Series I Preferred Stock pursuant hereto.

5.4 Partial Conversion. If less than all the shares of Series I Preferred Stock represented by a certificate(s) (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Company) surrendered by a holder are converted, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate for the balance of the shares of Series I Preferred Stock not so converted.

5.5 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series I Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series I Preferred Stock (including any shares of Series I Preferred Stock represented by any warrants, options, subscription or purchase rights for Series I Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series I Preferred Stock (including any shares of Series I Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series I Preferred Stock), the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.6 Adjustment to Conversion Ratio and Number of Conversion Shares. In case the Company at any time after the first issuance of a share of the Series I Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Ratio (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

5.7 Adjustments for Reclassifications and Certain Reorganizations. In case the Company at any time after the first issuance of a share of the Series I Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other company where the Company is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series I Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series I Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger. In the case of a merger, consolidation or business combination in which the Company is the surviving person or another constituent corporation is issuing equity securities in exchange for Common Stock, the Company shall provide effective provisions to ensure that the provisions in this Certificate of Designations relating to the Series I Preferred Stock shall not be abridged or amended and that the Series I Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series I Preferred Stock had immediately prior to such transaction or event either in the Company if the surviving corporation or in the constituent corporation.

Section 6. Reissuance of Series I Preferred Stock. Any shares of Series I Preferred Stock redeemed, converted, or otherwise acquired by the Company or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Company and no such shares shall thereafter be reissued, sold, or transferred.

Section 7. Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder including, without limitation, any notice of conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, or mailed by certified or registered mail, addressed to the Company, at the address set forth as follows:

AiAdvertising, Inc.
321 Sixth Street
San Antonio, Texas 78215
E-mail: jerry.hug@aiadvertising.com
Attention: Gerard Hug

Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail attachment (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Company, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Company (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

Section 8. Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Company and the holders of not less than 50% of the then total outstanding shares of Series I Preferred Stock and any such written amendment, modification, or waiver will be binding upon the Company and each holder of Series I Preferred Stock.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its Chief Executive Officer this 10th day of April, 2023.

AIADVERTISING, INC.

By:	/s/ Gerard Hug
Gerard Hug
Chief Executive Officer

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